UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 4, 2005

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-34144	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. We received notice of the suit on April 14, 2005. The action arises out of a letter of intent pursuant to which a predecessor to the plaintiff, Yasup, LLC, and Computer Software Innovations, Inc. (“CSI-South Carolina”) conducted negotiations relating to a potential acquisition of CSI-South Carolina’s capital stock by Yasup, LLC. Until it merged into us in February 2005, CSI-South Carolina was a privately-held South Carolina corporation. The exact amount of damages claimed in the suit is unclear based on the complaint, but apparently ranges from approximately $30 million to $45 million as to all defendants.

Several of our officers and directors are named as individual defendants in the suit. These include Nancy Hedrick, CEO and Director; Joe Black, interim CFO; Thomas Clinton, Vice President of Sales and Director; Beverly Hawkins, Secretary and Vice President of Support Services; and William Buchanan, Treasurer and Vice President of Engineering. Ms. Hedrick and Ms. Hawkins and Messrs. Black, Clinton and Buchanan were also officers, directors and the shareholders of CSI-South Carolina. The other two defendants in the suit are Alan Marullier and The Geneva Companies, Inc., against whom claims for tortious interference with contractual relations and aiding and abetting a fraud are asserted. CSI-South Carolina and its shareholders engaged Geneva, of which Mr. Marullier is a Managing Director, to assist CSI-South Carolina in its sale.

We believe that the plaintiff’s claims are without merit, and intend to vigorously defend the action.

Forward-looking statements

The Company cautions readers that the statements contained herein regarding the company’s future business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: April 22, 2005

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